Exhibit 99.1

CONTACT:	Kim Rudd
Executive Assistant
(585) 784-3324

Investors and Media: Melanie Dambre / Jamie Baird
FTI Consulting
(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO, INC. ANNOUNCES SECOND QUARTER FISCAL 2020 FINANCIAL RESULTS

~ Delivers Second Quarter Sales Increase of 5.5% to a Record $324.1 Million ~

~ Signs Definitive Agreements to Acquire 27 Stores in California, Nevada, and Idaho and Completes

Acquisitions of Eight Stores in Lousiana, Bringing Expected Annualized Sales from Fiscal 2020 Acquisitions to

$120 Million ~

~ Updates Fiscal 2020 Comparable Store Sales and EPS Guidance ~

ROCHESTER, N.Y. – October 24, 2019 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced financial results for its second quarter ended September 28, 2019.

Second Quarter Results

Sales for the second quarter of the fiscal year ending March 28, 2020 (“fiscal 2020”) increased 5.5% to $324.1 million, as compared to $307.1 million for the second quarter of the fiscal year ended March 30, 2019 (“fiscal 2019”). The total sales increase for the second quarter of $17.0 million was driven by sales from new stores of $17.5 million, including sales from recent acquisitions of $14.2 million. Comparable store sales were flat in the quarter, reflecting a 1% increase for brakes and maintenance services, flat for tires and front end/shocks, and a decrease of 1% for alignments.

Gross margin decreased 140 basis points to 37.7% in the second quarter of fiscal 2020 from 39.1% in the prior year period, primarily due to higher material costs as a percentage of sales in the tire category, higher labor costs and the impact of recent acquisitions. Total operating expenses increased $3.3 million to $88.7 million, or 27.4% of sales, as compared to $85.4 million, or 27.8% of sales in the prior year period. Operating expenses for the second quarter of fiscal 2020 included expenses from 84 net new stores compared to the prior year period.

Operating income for the second quarter of fiscal 2020 was $33.4 million, or 10.3% of sales, as compared to $34.5 million, or 11.2% of sales in the prior year period. Interest expense was $7.0 million for the second quarter of fiscal 2020, as compared to $6.8 million for the second quarter of fiscal 2019.

Net income for the second quarter of fiscal 2020 was $20.3 million, as compared to $21.8 million in the same period of the prior year. Diluted earnings per share for the second quarter of fiscal 2020 were $.60, compared to diluted earnings per share of $.65 in the second quarter of fiscal 2019, which included $.02 per share in one-time costs related to Monro.Forward investments. Net income for the second quarter of fiscal 2020 reflects an effective tax rate of 23.6%, as compared to 22.2% in the prior year period.

During the second quarter of fiscal 2020, the Company added 13 company-operated stores and closed two, ending the quarter with 1,262 company-operated stores and 98 franchised locations.

“We are disappointed in our second quarter results, which were significantly impacted by gross margin pressures related to higher than expected tire and labor costs. However, we believe the second quarter represents a low watermark for us this year, as we quickly took action to rectify our margin pressures in the near-term and are implementing initiatives to drive margin expansion moving forward. As a result of our performance this quarter we are lowering our full-year guidance ranges, but we remain confident our transformation is creating a sustainable platform for long-term value creation,” said Brett Ponton, President and Chief Executive Officer.

Ponton continued, “Positively, we substantially completed the re-image of approximately 120 stores across a number of markets, representing a significant step forward in our store refresh program. This initiative is a critical component of our Monro.Forward strategy as it underpins our ability to drive sustainable growth, as evidenced by the double-digit increase in comparable store sales our pilot stores have generated following the completion of their re-image. While the disruption at the stores being re-imaged this quarter was more than anticipated, we believe the larger base of refreshed stores will be instrumental in driving comparable store sales improvement as we progress through the remainder of fiscal 2020 and beyond. In addition, we remain committed to executing on attractive acquisition opportunities, as evidenced by our continued expansion into the West Coast region.”

First Six Months Results

For the current six-month period, sales increased 6.3% to $641.2 million from $602.9 million in the same period of the prior year. Comparable store sales increased 0.4% compared to 2.5% in the prior year period. Gross margin for the six-month period was 39.0% of sales, compared to 39.3% in the prior year period. Operating income was 10.9% of sales, compared to 11.2% in the prior year period. Net income for the first six months of fiscal 2020 was $42.9 million, or $1.26 per diluted share, as compared to $42.4 million, or $1.26 per diluted share in the comparable period of fiscal 2019.

Acquisitions Update

The Company announced today that it has signed a definitive agreement to acquire 18 stores, including 14 in Nevada and four in Idaho, both of which are new states for Monro. These locations are expected to add approximately $20 million in annualized sales, representing a sales mix of 75% service and 25% tires.

Additionally, the Company announced today that it has signed definitive agreements to acquire nine stores in California, expanding our presence in a recently entered state. These locations are expected to add approximately $25 million in annualized sales, representing a sales mix of 55% service and 45% tires.

These acquisitions further expand the Company’s geographic footprint into the West Coast region and are expected to close in the third quarter of fiscal 2020. They are expected to be breakeven to diluted earnings per share in fiscal 2020.

The Company also completed the previously announced acquisitions of eight stores in Louisiana during the second quarter of fiscal 2020, expanding our presence in a recently entered market. These locations are expected to add approximately $12 million in annualized sales, representing a sales mix of 50% service and 50% tires. These acquisitions are expected to be breakeven to diluted earnings per share in fiscal 2020.

On a combined basis, acquisitions completed and announced in fiscal 2020 represent an expected total of $120 million in annualized sales.

Company Outlook

Based on current sales, business and economic trends, and recently announced and completed acquisitions, the Company now anticipates fiscal 2020 sales to be in the range of $1.295 billion to $1.315 billion, an increase of 7.9% to 9.6% as compared to fiscal 2019 sales, versus the previous range of $1.285 billion to $1.315 billion. In light of comparable store sales trends during the second quarter, guidance for fiscal 2020 comparable store sales has been revised to an anticipated increase of 1% to 2%, compared to the previous guidance of an increase of 1% to 3%. The revised guidance assumes improving comparable store sales growth in the second half of the year, as initially contemplated in the full-year guidance provided on July 25, 2019.

To reflect the impact of our second quarter performance, the Company now anticipates its fiscal 2020 diluted earnings per share to be in the range of $2.45 to $2.55, compared to the previous range of $2.55 to $2.75. This guidance compares to diluted earnings per share of $2.37 in fiscal 2019. At the midpoint, this guidance implies diluted earnings per share of $1.24 in the second half of fiscal 2020, an increase of 11.7% as compared to the second half of fiscal 2019. The diluted earnings per share guidance is based on 34.0 million diluted weighted average shares outstanding.

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on Thursday, October 24, 2019 at 8:30 a.m. Eastern Time. The conference call may be accessed by dialing 1-877-425-9470 and using the required passcode 13695216. A replay will be available approximately two hours after the recording through Thursday, November 7, 2019 and can be accessed by dialing 1-844-512-2921 and using the required pass code of 13695216. The live conference call and replay can also be accessed via audio webcast at the Investors section of the Company’s website, located at corporate.monro.com. An archive will be available at this website through November 7, 2019.

About Monro, Inc.

Headquartered in Rochester, New York, Monro is a chain of 1,262 Company-operated stores, 98 franchised locations, eight wholesale locations and three retread facilities providing automotive undercar repair and tire sales and services. The Company operates in 30 states, serving the Mid-Atlantic and New England regions and portions of the Great Lakes, Midwest, Southeast and West Coast. The predecessor to the Company was founded by Charles J. August in 1957 as a Midas Muffler franchise. In 1966, Monro began to diversify into a full line of undercar repair services. The Company has experienced significant growth in recent years through acquisitions and, to a lesser extent, the opening of newly constructed stores. The Company went public in 1991 and trades on The Nasdaq Stock Market under the symbol MNRO.

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “expected,” “estimate,” “guidance,” “outlook,” “anticipate,” “project,” “believe,”

“could,” “may,” “intend,” “plan” and other similar words or phrases. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, changes in the U.S. trade environment, including the impact of tariffs on products imported from China, seasonality, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, the impact of weather trends and natural disasters, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates),continued availability of capital resources and financing, risks relating to protection of customer and employee personal data, risks relating to litigation, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the fiscal year ended March 30, 2019. Except as required by law, the Company does not undertake and specifically disclaims any obligation to update any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal September
	2019	2018	% Change
Sales	$324,113	$307,105	5.5%
Cost of sales, including distribution and occupancy costs	202,040	187,157	8.0%

Gross profit	122,073	119,948	1.8%
Operating, selling, general and administrative expenses	88,716	85,440	3.8%

Operating income	33,357	34,508	(3.3)%
Interest expense, net	6,961	6,803	2.3%
Other income, net	(207)	(261)	(20.7)%

Income before provision for income taxes	26,603	27,966	(4.9)%
Provision for income taxes	6,289	6,205	1.3%

Net income	$20,314	$21,761	(6.6)%

Diluted earnings per share	$.60	$.65	(7.7)%

Weighted average number of diluted shares outstanding	33,979	33,640
Number of stores open (at end of quarter)	1,262	1,178

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Six Months Ended Fiscal September
	2019	2018	% Change
Sales	$641,177	$602,916	6.3%
Cost of sales, including distribution and occupancy costs	390,957	365,731	6.9%

Gross profit	250,220	237,185	5.5%
Operating, selling, general and administrative expenses	180,493	169,605	6.4%

Operating income	69,727	67,580	3.2%
Interest expense, net	14,117	13,383	5.5%
Other income, net	(382)	(488)	(21.7)%

Income before provision for income taxes	55,992	54,685	2.4%
Provision for income taxes	13,072	12,280	6.5%

Net income	$42,920	$42,405	1.2%

Diluted earnings per share	$1.26	$1.26	0.0%

Weighted average number of diluted shares outstanding	33,971	33,546

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	September 28, 2019	March 30, 2019
Current Assets
Cash	$6,050	$6,214
Inventories	170,804	171,038
Other current assets	72,786	62,655

Total current assets	249,640	239,907
Property, plant and equipment, net	315,466	312,552
Operating lease assets, net	204,048	—
Finance lease and financing obligations assets, net	161,875	128,029
Other non-current assets	689,023	631,800

Total assets	$1,620,052	$1,312,288

Liabilities and Shareholders’ Equity
Current liabilities	$261,744	$218,447
Finance leases and financing obligations	268,912	238,089
Other long-term debt	168,912	137,682
Operating lease liabilities	167,905	—
Other long-term liabilities	19,003	18,560

Total liabilities	886,476	612,778
Total shareholders’ equity	733,576	699,510

Total liabilities and shareholders’ equity	$1,620,052	$1,312,288